SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-A

                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934



                            Winland Electronics, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


          Minnesota                                           41-0992135
(State of Incorporation                                     (I.R.S. Employer
    or Organization)                                         Identification No.)


   1950 Excel Drive, Mankato, Minnesota                            56001
(Address of Principal Executive Offices)                         (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                     Name of each exchange on which
         to be so registered                     each class is to be registered

Common Stock, $.01 par value                        American Stock Exchange


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
                                      None

Securities to be registered pursuant to Section 12(g) of the Act:   None

Item 1.  Description of Registrant's Securities to be Registered.

         Our Articles of Incorporation, as amended, authorize the issuance of 20,000,000 shares of Common Stock, $.01 par value. As of December 31, 1999, 2,898,631 shares were issued and outstanding. The holders of our Common Stock:
(i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all the assets available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of Winland; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. The holders of the Common Stock do not have cumulative voting rights. The holders of a majority of such outstanding shares voting for the election of directors can elect all of our directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the directors.


Item 2.  Exhibits.

         See Exhibit Index immediately following signature page.



                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  January 24, 2000

                              WINLAND ELECTRONICS, INC.



                              By  /s/ W. K. Hankins
                                   W.K. Hankins, Chief Executive Officer

                            WINLAND ELECTRONICS, INC.


                                  EXHIBIT INDEX
                                       to
                                    FORM 8-A




Exhibit

1.1*     Specimen of Common Stock certificate -- incorporated by reference to
         Exhibit 4 to Form S-4 Registration Statement, Reg. No. 33-31246

2.1* Restated Articles of Incorporation of the Registrant -- incorporated by reference to Exhibit 3.1 to Registrant's Form 10-KSB for fiscal year ended December 31, 1994

2.2*     Restated Bylaws of the Registrant -- incorporated by reference to
         Exhibit 3.2 to Form S-4 Registration Statement, Reg. No. 33-31246






*Incorporated by reference